EMPLOYMENT AGREEMENT


          AGREEMENT, made November 27, 1996 by and between BAR TECHNOLOGIES INC., a Delaware corporation (the "Company") and BEN L. BISHOP (the "Executive").

                                    RECITALS

          In order to induce the Executive to serve as the Vice President, Commercial, Hot Rolled Bar Products of the Company, the Company desires to provide the Executive with compensation and other benefits on the terms and conditions set forth in this Agreement.

          The Executive is willing to accept such employment and perform services for the Company, on the terms and conditions hereinafter set forth.

          It is therefore hereby agreed by and between the parties as follows:

          1.  Employment.

          1.1 Subject to the terms and conditions of this Agreement, the Company agrees to employ Executive during the Term hereof as the Vice President, Commercial, Hot Rolled Bar Products. In his capacity as the Vice President, Commercial, Hot Rolled Bar Products of the Company, the Executive shall report to the Chief Executive Officer of the Company (the "CEO") and shall have the customary powers, responsibilities and authorities of vice presidents, commercial, of hot rolled bar products of corporations of the size, type and nature of the Company, as it exists from time to time, and as are assigned by the CEO.

          1.2 Subject to the terms and conditions of this Agreement, the Executive hereby accepts employment as the Vice President, Commercial, Hot Rolled Bar Products of the Company commencing as of December 1, 1996, and agrees to devote his full business time and efforts to the performance of services, duties and responsibilities in connection therewith, subject at all times to review and control of the CEO. During the Term of Employment, the Executive also agrees to serve, if elected, as an officer and/or director of any Subsidiary of the Company, without the payment of any additional compensation therefor.

          1.3 Nothing in this Agreement shall preclude the Executive from engaging in charitable and community affairs, from managing any passive investment (i.e., an investment with respect to which the Executive is in no way involved with the management or operation of the entity in which the Executive has invested) made by him in publicly traded equity securities or other property (provided that no such investment may exceed 1% of the equity of any entity, without the prior approval of the CEO) or from serving, subject to the prior approval of the CEO, as a member of boards of directors or as a trustee of any other corporation, association or entity, to the extent that any of the above activities do not interfere with the performance of his duties hereunder. For purposes of the preceding sentence, any approval by the CEO required therein shall not be unreasonably withheld.

          2. Term of Employment. The Executive's term of employment under this Agreement (the "Term of Employment") shall commence on December 1, 1996 and, subject to the terms hereof, shall terminate on the earlier of (i) September 30, 1999 (the "Initial Term") or (ii) termination of the Executive's employment pursuant to this Agreement; provided, however, that subsequent to the Initial Term, the Executive's Term of Employment under this Agreement shall automatically renew annually for one year renewal terms (the "Renewal Term"); unless the Company shall deliver to the Executive or the Executive shall deliver to the Company written notice, at least 90 days prior to the expiration of the Initial Term or any Renewal Term, that the Term of Employment shall not be extended, in which case the Term of Employment will end at its then scheduled expiration date and shall not be further extended except by written agreement of the Company and the Executive.

          3.  Compensation.

          3.1 Salary. During the Initial Term of the Executive's employment under the terms of this Agreement, the Company shall pay Executive a base salary ("Base Salary") at the rate of not less than $165,000 per annum. Base Salary shall be payable in accordance with the ordinary payroll practices of the Company. During the Term of Employment, the CEO shall, in good faith, review and, if determined by the CEO to be appropriate, increase the Executive's salary at least annually and in accordance with the Company's customary procedures and practices regarding the salaries of senior executives, which procedures and practices, for example, will include a review of the performance of the Company, and the Executive and any increase in the cost of living during the relevant period. Increases in the rate of salary, once granted, shall not be subject to revocation or decrease thereafter.

          3.2 Annual Bonus. In addition to his base salary, the Executive shall be eligible to receive an annual bonus (the "Annual Bonus"). Annual Bonus amounts payable to the Executive shall be determined in the sole discretion of the CEO and those members of the Board of Directors who were nominated and elected at the request of Blackstone. Subject to the foregoing, the Annual Bonus shall be determined in accordance with the Company's customary procedures and practices regarding bonus awards to senior executives, which procedures and practices, for example, shall include an evaluation of the Company's progress in meeting its cash flow targets during the relevant period; provided, however, the Annual Bonus shall not be less than $55,000 for the fiscal years ending September 30, 1997 and September 30, 1998 (the "Minimum Bonus"). If EBITDA (as such term is defined in Appendix A attached hereto) equals or exceeds the EBITDA targets, as set forth in the "Projections" section of the Registration Statement of the Company dated as of August 1, 1996 (the "Registration Statement"), for any fiscal year under this Agreement, the Annual Bonus shall be at least $90,000; provided, however, that such methodology for the determination of the Annual Bonus shall only be utilized until such time as a formula based on increase in shareholder value is mutually agreed upon by the parties hereto; provided, further, if due to conditions beyond the Executive's control, the EBITDA targets are not met for any fiscal year during the Term of this Agreement, or targets are not met under such other methodology as is being utilized for any fiscal year during the Term of this Agreement, the CEO and the Board, in their sole discretion, may override such targets, and award the Executive an Annual Bonus irrespective of the achievement of such targets. "Blackstone" shall mean, collectively, Blackstone Capital Partners II Merchant Banking Fund L.P., Blackstone Offshore Capital Partners II L.P., Blackstone Family Investment Partnership II L.P., The Blackstone Group L.P. and their affiliates.

          The Annual Bonus shall be payable as soon as practicable after September 30 of each fiscal year in which such Annual Bonus was earned (the "Bonus Term"); but in any event, the Annual Bonus shall be paid no later than 90 business days following the end of the Bonus Term; provided, however, no Annual Bonus shall be payable unless the Executive is employed on the last day of such Bonus Term. The proviso in the previous sentence shall not apply if the Executive's employment is terminated pursuant to Section 6.1 of this Agreement.

          3.3 Signing Bonus. Within 30 days after the Executive's Term of Employment commences, the Company shall pay the Executive a signing bonus of $50,000 (the "Signing Bonus"). If the Executive resigns or the Executive's Term of Employment is terminated for Cause (as defined in Section 6.2(b) hereof), the Executive shall immediately repay the following portion of the Signing Bonus to the Company: if such resignation or termination occurs (i) on or before September 30, 1997, 100%; (ii) after September 30, 1997 but on or before September 30, 1998, 66.67%; or (iii) after September 30, 1998 but on or before September 30, 1999, 33.33%.

          4.  Employee Benefits.

          4.1 Stock Options. The Executive shall be entitled to the benefits of an Option Agreement (the "Option Agreement"), which such Option Agreement shall be drafted subsequent to the signing of this Agreement, and which Option Agreement shall contain terms substantially similar to the Option Term Sheet, a copy of which is attached hereto as Appendix A. The Executive shall not be eligible to receive any stock option or other equity incentive other than as described in this Section 4.1.

          4.2 Employee Benefit Programs, Plans and Practices. The Company shall provide the Executive while employed hereunder with coverage under all welfare benefit programs, plans and practices (commensurate with his position in the Company and to the extent permitted under any employee benefit plan) in accordance with the terms thereof, which the Company makes available to its senior executives.

          4.3 Vacation. The Executive shall be entitled to twenty (20) business days paid vacation each calendar year, which shall be taken at such times as are consistent with the Executive's responsibilities hereunder. For any calendar year in which the Executive is not employed for the entire period of such calendar year, the Executive's vacation days shall be prorated pursuant to the following formula: twenty multiplied by a fraction, the numerator of which is the number of days during such calendar year that the Executive has been actively employed by the Company and the denominator of which is 365. Any vacation days not taken by March 31 of the following year shall be forfeited without pay.

          4.4 Additional Perquisites. During the Executive's employment hereunder, the Company shall provide the Executive with (i) term life insurance in an amount equal to two times Base Salary; (ii) payment for initiation fees at a country club; (iii) the right to participate in any 401(k) plan which the Company may establish; (iv) long-term disability coverage providing a monthly benefit of $10,000 and (v) the use of a company car.

          5. Expenses. Subject to prevailing Company policy or such guidelines as may be established by the CEO, the Company will reimburse the

Executive for all reasonable expenses incurred by the Executive in carrying out his duties.

          6.  Termination of Employment.

          6.1 Termination Not for Cause or for Good Reason. (a) The Company or Executive may terminate the Executive's Term of Employment at any time for any reason by written notice. If the Executive's employment is terminated (i) by the Company other than for Cause (as defined in Section 6.2(b) hereof), Disability (as defined in Section 6.3 hereof) or death or (ii) by the Executive for Good Reason (as defined in Section 6.1(b) hereof) prior to the end of the Initial Term or any Renewal Term, the Company shall continue to pay Executive's Base Salary and the Minimum Bonus for the longer of (i) the remainder of the Term of Employment as in effect immediately prior to such termination or (ii) one year, with such payments to be made in accordance with the terms of Sections 3.1 and 3.2. In addition, Executive shall receive such payments, if any, under applicable plans or programs to which he is entitled pursuant to the terms of such plans or programs.

          (b) For purposes of this Agreement, "Good Reason" shall mean any of the following (without Executive's express prior written consent):

            (i) A reduction by the Company in Executive's Base Salary or material reduction in bonus opportunities; or

           (ii) A substantial diminution or material adverse change in the Executive's duties, responsibilities or reporting responsibility, unless due to a promotion or increased responsibility.

          6.2  Voluntary Termination by the Executive; Discharge for Cause.
(a) In the event that the Executive's employment is terminated (i) by the Company for Cause, as hereinafter defined or (ii) by the Executive other than for Good Reason, Disability or death, the Executive shall only be entitled to receive (i) any Base Salary accrued but unpaid prior to such termination and
(ii) any benefits provided under the employee benefit programs, plans and practices referred to in Section 4.2 hereof, in accordance with their terms. After the termination of the Executive's employment under this Section 6.2, the obligations of the Company under this Agreement to make any further payments, or provide any benefits specified herein, to the Executive shall thereupon cease and terminate.

          (b) As used herein, the term "Cause" shall be limited to (i) willful gross misconduct by the Executive in the performance of his duties hereunder,
(ii) willful gross neglect by the Executive of his duties hereunder (other than due to Disability, as such term is defined in Section 6.3 hereof) or repeated and willful failure to follow reasonable instructions of the CEO, (iii) any breach of the provisions of Section 11 of this Agreement by the Executive or
(iv) conviction or plea of guilty or nolo contendere by the Executive to any felony (or indictable offense). Termination of the Executive pursuant to this
Section 6.2 shall be made by delivery to the Executive of written notice, given at least 30 days prior to such Termination, from the CEO specifying the particulars of the conduct by the Executive set forth in any of clauses (i) through (iv) above. Termination shall be effected by the CEO at a meeting at which the Executive shall have had the opportunity (along with his counsel) to be heard, unless within 30 days after receiving such notice, the Executive shall have cured Cause to the reasonable satisfaction of the CEO; provided, however, that no cure shall be possible for (A) any breach of Section 11 of this Agreement by the Executive or (B) a conviction or plea of nolo contendere by the Executive to any felony (or indictable offense).

          6.3 Disability. In the event of the Disability (as defined below) of the Executive during the Term of Employment, the Term of Employment and the obligation of the Company to make payments under Section 3 shall, except for earned but unpaid salary and bonuses, cease six months after the date the Executive's Disability occurs if either the Company or the Executive has given notice of termination for reasons of Disability or, if later, the date the Executive becomes entitled to benefits under the Company's long term disability program with respect to such Disability. The term "Disability," for purposes of this Agreement, shall mean the Executive's absence from the full-time performance of the Executive's duties pursuant to a determination made in accordance with the Company's disability plan that the Executive is disabled as a result of incapacity due to physical or mental illness that lasts for at least six months.

          6.4 Death. In the event of the Executive's death during his Term of Employment hereunder or at any time thereafter while payments are still owing to the Executive under the terms of this Agreement, all obligations of the Company to make any further payments, other than the obligation to pay any accrued but unpaid Base Salary and a pro rata share of the prior year's Annual Bonus, shall terminate upon the Executive's death, and benefits shall become payable under the Company's life and accidental death insurance program in accordance with its terms.

          6.5 No Further Notice, Compensation or Indemnity. The Executive understands and agrees that he shall not be entitled to any further notice, compensation or indemnity upon Termination of Employment under this Agreement other than amounts specified in this Section 6 and the Option Shares as set forth in Appendix A hereto. Executive shall not have any obligation to seek comparable employment following such termination or resignation; provided, however, that any payment hereunder shall be offset by any compensation the Executive earns with a new employer or from self-employment.

          6.6 The Executive's Duty to Provide Materials. Upon the termination of the Term of Employment for any reason, the Executive or his estate shall surrender to the Company all correspondence, letters, files, contracts, mailing lists, customer lists, advertising materials, ledgers, supplies, equipment, checks, and all other materials and records of any kind that are the property of the Company or any of its subsidiaries or affiliates, that may be in the Executive's possession or under his control, including all copies of any of the foregoing; provided, however, the Executive shall not be required to surrender his personal rolodex, telephone book and personal materials acquired by the Executive prior to the date hereof.

          7. Notices. All notices or communications hereunder shall be in writing, addressed as follows:

          To the Company:

               Bar Technologies Inc.
               227 Franklin St., Suite 300
               Johnstown, PA 15901
               Attention:  Thomas N. Tyrrell

          with a copy to:

               Alvin H. Brown, Esq.
               Simpson Thacher & Bartlett
               425 Lexington Avenue
               New York, New York  10017

          To Executive:

               Ben L. Bishop
               1948 Lexington Ave.
               Mansfield, OH 44907

          with a copy to:




Any such notice or communication shall be delivered by hand or by courier or sent certified or registered mail, return receipt requested, postage prepaid, addressed as above (or to such other address as such party may designate in a notice duly delivered as described above), and the third business day after the actual date of mailing shall constitute the time at which notice was given.

          8. Separability; Legal Fees. If any provision of this Agreement shall be declared to be invalid or unenforceable, in whole or in part, such invalidity or unenforceability shall not affect the remaining provisions hereof which shall remain in full force and effect. Each party shall bear the costs of any legal fees and other fees and expenses which may be incurred in respect of enforcing its respective rights under this Agreement.

          9. Assignment. This contract shall be binding upon and inure to the benefit of the heirs and representatives of the Executive and the assigns and successors of the Company, but neither this Agreement nor any rights or obligations hereunder shall be assignable or otherwise subject to hypothecation by the Executive (except by will or, in the case of the Options, by trust for the benefit of the Executive's spouse and/or children or by operation of the laws of intestate succession) or by the Company, except that the Company may assign this Agreement to any successor (whether by merger, purchase or otherwise) to all or substantially all of the stock, assets or businesses of the Company, if such successor expressly agrees to assume the obligations of the Company hereunder.

          10. Amendment. This Agreement may only be amended by written agreement of the parties hereto.

          11. Nondisclosure of Confidential Information; Non-Competition. (a) The Executive shall not, without the prior written consent of the Company, use, divulge, disclose or make accessible to any other person, firm, partnership, corporation or other entity any Confidential Information pertaining to the business of the Company or any of its affiliates, except (i) while employed by the Company, in the business of and for the benefit of the Company, or (ii) when required to do so by a court of competent jurisdiction, by any governmental agency having supervisory authority over the business of the Company, or by any administrative body or legislative body (including a committee thereof) with jurisdiction to order the Executive to divulge, disclose or make accessible such information. For purposes of this Section 11(a), "Confidential Information" shall mean non-public information concerning the financial data, strategic business plans, product development (or other proprietary product data), customer lists, marketing plans and other non-public, proprietary and confidential information of the Company, Bliss & Laughlin Industries Inc. or their respective affiliates or customers, that, in any case, is not otherwise available to the public (other than by the Executive's breach of the terms hereof).

          (b) In consideration of the Company's obligations under this Agreement the Executive agrees that during the period of his employment hereunder and for a period of twelve (12) months thereafter, without the prior written consent of the Board, (A) he will not, directly or indirectly, either as principal, manager, agent, consultant, officer, stockholder, partner, investor, lender or employee or in any other capacity, carry on, be engaged in or have any financial interest in, any business which is in competition with the business of the Company and (B) he shall not, on his own behalf or on behalf of any person, firm or company, directly or indirectly, solicit or offer employment to any person who has been employed by the Company at any time during the 12 months immediately preceding such solicitation.

          (c) For purposes of this Section 11, a business shall be deemed to be in competition with the Company if it is principally involved in the purchase, sale or other dealing in any property or the rendering of any service purchased, sold, dealt in or rendered by the Company as a part of the business of the Company within the same geographic area in which the Company effects such purchases, sales or dealings or renders such services. Nothing in this
Section 11 shall be construed so as to preclude the Executive from investing in any publicly or privately held company, provided the Executive's beneficial ownership of any class of such company's securities does not exceed 1% of the outstanding securities of such class.

          (d) The Executive agrees that this covenant not to compete is reasonable under the circumstances and will not interfere with his ability to earn a living or to otherwise meet his financial obligations. The Executive and the Company agree that if in the opinion of any court of competent jurisdiction such restraint is not reasonable in any respect, such court shall have the right, power and authority to excise or modify such provision or provisions of this covenant as to the court shall appear not reasonable and to enforce the remainder of the covenant as so amended. The Executive agrees that any breach of the covenants contained in this Section 11 would irreparably injure the Company. Accordingly, the Executive agrees that the Company may, in addition to pursuing any other remedies it may have in law or in equity, cease making any payments otherwise required by this Agreement and obtain an injunction against the Executive from any court having jurisdiction over the matter restraining any further violation of this Agreement by the Executive.

          12. Beneficiaries; References. The Executive shall be entitled to select (and change, to the extent permitted under any applicable law) a beneficiary or beneficiaries to receive any compensation or benefit payable hereunder following the Executive's death, and may change such election, in either case by giving the Company written notice thereof. In the event of the Executive's death or a judicial determination of his incompetence, reference in this Agreement to the Executive shall be deemed, where appropriate, to refer to his beneficiary, estate or other legal representative. Any reference to the masculine gender in this Agreement shall include, where appropriate, the feminine.

          13. Survivorship. The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations. The provisions of this Section 13 are in addition to the survivorship provisions of any other section of this Agreement.

          14. Arbitration. Except as otherwise provided in Section 11(d) hereof, any dispute or controversy arising under or in connection with this Agreement shall be resolved by binding arbitration held in the Commonwealth of Pennsylvania and conducted in accordance with the commercial arbitration rules of the American Arbitration Association in effect at the time of the arbitration. Each party shall bear its own expenses in connection with any such arbitration and joint expenses shall be borne by both parties in equal portions.

          15. Governing Law. This Agreement shall be construed, interpreted and governed in accordance with the laws of the Commonwealth of Pennsylvania, without reference to rules relating to conflicts of law.

          16. Effect on Prior Agreements. This Agreement contains the entire understanding between the parties hereto and supersedes in all respects any prior or other agreement or understanding, both written and oral, between the Company, any affiliate of the Company or any predecessor of the Company or affiliate of the Company and the Executive.

          17. Withholding. The Company shall be entitled to withhold from payment any amount of withholding required by law.

          18. Survival. Notwithstanding the expiration of the term of this Agreement, the provisions of Section 11 hereunder shall remain in effect as long as is necessary to give effect thereto.

          19. Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original.


COMPANY



By: __________________________
    Name: Thomas N. Tyrrell
    Title:  President & C.E.O.



    __________________________
    Ben L. Bishop